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FOR IMMEDIATE RELEASE                                              EXHIBIT 99.1

CONTACT: CHUCK FABER
         DIRECTOR OF CORPORATE DEVELOPMENT
         (330) 487-6521
         (800) 645-6427
         cfaber@northcoastenergy.com
         ---------------------------


                  NORTH COAST ENERGY REDUCES LONG-TERM DEBT 15%

TWINSBURG, OHIO, September 3, 2003 - North Coast Energy, Inc. (NASDAQ: NCEB) today announced that it paid off its $10 million subordinated promissory note due to NUON International Renewables Projects B.V. ("NUON") on August 29, 2003. The note was due in June 2015 and bore interest at the London Inter-Bank Overnight Rate (LIBOR) plus 2.3%. The interest rate on the note at August 29, 2003 was 4.1%.

Commenting on the timing of the repayment, Dale E. Stitt, Chief Financial Officer, said, "This note was our highest-cost debt. Paying it off will save approximately $170,000 in net annual interest expense. It will also increase our ratio of equity to total capital to 55%."

At June 30, 2003, the company had cash and cash equivalents of $23.3 million and long-term debt of $67 million - including the $10 million note due to NUON.

North Coast Energy, Inc. is a publicly traded independent gas and oil exploration and production company headquartered in Twinsburg, Ohio. The company's primary focus is the exploration for, and development and efficient production of, natural gas reserves in the Appalachian Basin.

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